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Exhibit 10.17

SUMMARY OF NON-MANAGEMENT DIRECTOR COMPENSATION
As of January 1, 2008

Function	Amount Paid	Form of Payment
Annual Retainer	$47,000 annually	Payable in quarterly increments in shares of company common stock at its fair market value
Board Meeting Fee	$5,000 per meeting	Cash per meeting attended
Standing Committee Meeting Fee	$1,750 per meeting	Cash per meeting attended
Committee Chair Meeting Fee	$2,500 total per meeting	Cash per meeting attended
Lead-Non Management Director Fee	$16,000 annually	Payable in cash in quarterly increments
Meeting Travel Expenses	Reasonable and actual	Cash reimbursement

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  Exhibit 10.17
SUMMARY OF NON-MANAGEMENT DIRECTOR COMPENSATION As of January 1, 2008